Exhibit 99.1

Greenland Energy Company Announces Addition of Carol Craig to Board of Directors

DENVER, June 11, 2026 /PRNewswire/ – Greenland Energy Company (NASDAQ: GLND) (“the Company” or “Greenland Energy”), an oil exploration company focused on East Greenland’s Jameson Land Basin, today announced the appointment of Carol Craig to the Company’s Board of Directors (the “Board”), effective June 5, 2026. Ms. Craig was appointed as a Class I director to fill the vacancy created by the resignation of Daniel M. McCabe, and will also serve as a member of the Board’s Audit Committee.

Ms. Craig, 59, is the founder, Chief Executive Officer, and Chair of the Board of Directors of Sidus Space, Inc. (NASDAQ:SIDU), an innovative space and defense technology company offering flexible, cost-effective solutions, including satellite manufacturing and technology integration, AI-driven space-based data solutions, mission planning and management operations, AI/ML products and services, and space and defense hardware manufacturing. With its mission of Space Access Reimagined®, Sidus Space is committed to rapid innovation, adaptable and cost-effective solutions, and the optimization of space system and data collection performance. With demonstrated space heritage, including manufacturing and operating its own satellite and sensor system, LizzieSat®, Sidus Space serves government, defense, intelligence, and commercial companies around the globe. Strategically headquartered on Florida’s Space Coast, Sidus Space operates a 35,000-square-foot space manufacturing, assembly, integration, and testing facility and provides easy access to nearby launch facilities.

Under Ms. Craig’s leadership, Sidus Space completed its initial public offering on the Nasdaq Stock Market in December 2021 and developed and launched the LizzieSat (LS) series of hybrid, 3D-printed satellites, with LS-1 launching in March 2024, LS-2 launching in December 2024, and LS-3 launching March 2025.

Prior to founding Sidus Space in 2012, Ms. Craig founded Craig Technologies in 1999, an aerospace and defense engineering firm providing software development, systems engineering, IT support, and integrated logistics services. Before entering the private sector, Ms. Craig served in the United States Navy as a P-3 Orion Naval Flight Officer. She was among the first women eligible to fly in combat aircraft and one of the first female aviators to successfully complete the U.S. Navy’s Survival, Evasion, Resistance, and Escape (SERE) Training.

Ms. Craig has earned a Bachelor of Arts in Computer Science from Knox College and a Bachelor of Science in Computer Science Engineering from the University of Illinois. She holds a Master of Science in Electrical and Computer Engineering from the University of Massachusetts Amherst, as well as an MBA with a concentration in Finance from the Florida Institute of Technology. She is currently pursuing a Ph.D. in Systems Engineering at the Florida Institute of Technology.

The Board has determined that Ms. Craig qualifies as an “independent director” under the listing standards of The Nasdaq Stock Market LLC and meets the independence requirements for service on the Audit Committee under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and the applicable Nasdaq rules.

“We are pleased to welcome Carol Craig to the Greenland Energy Board of Directors,” said Larry Swets, Jr., Chairman of the Board of Directors of Greenland Energy Company. “Carol brings an exceptional combination of entrepreneurial leadership, technical expertise, and public company governance experience. Her track record of building and scaling innovative technology companies—from founding Craig Technologies to taking Sidus Space public on the Nasdaq—along with her background in aerospace, defense, and engineering, will be invaluable as we advance our exploration program in Greenland’s Jameson Land Basin.”

“I’ve spent my career betting on frontiers most people overlooked, first in defense, then in space,” said Ms. Craig. “The Jameson Land Basin is that kind of opportunity: underexplored, onshore, and wide open for a team willing to do the hard work. I didn’t join this Board to watch. I joined to help Greenland Energy prove what’s there.”

About Greenland Energy Company

Greenland Energy Company is an exploration-stage oil and gas company focused on responsibly exploring and seeking to develop Greenland’s hydrocarbon resources, with an emphasis on the Jameson Land Basin in East Greenland. The Company’s primary mission is to unlock the frontier hydrocarbon potential of the Jameson Land Basin, an approximately 2-million-acre onshore licensed area, through the application of modern exploration technologies. The Company is preparing to execute the first modern onshore drilling campaign in the region, currently planned for 2026. For more information, please visit www.GreenlandEnergyCo.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of present or historical fact, including statements regarding Greenland Energy Company’s future financial performance, business strategy, operations, financial position, projected costs, prospects, plans, management objectives, exploration plans, drilling activities, timing, capital needs, financing plans, regulatory approvals, prospective resources, strategic partnerships, and planned activities, are forward-looking statements. Forward-looking statements are generally identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “potential,” “predict,” or similar expressions. These statements are based on management’s current expectations, assumptions and beliefs, are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Investors should review the Company’s SEC filings, including its most recent Form 10-Q and subsequent filings, for a more complete discussion of risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

contact@greenlandenergyco.com

SOURCE: Greenland Energy Company